EXHIBIT 99.0

Sterion Completes Acquisition of Surgidyne Inc. Closed

Wound Drainage Business

MINNEAPOLIS, Jan. 24 /PRNewswire-FirstCall/ --Sterion Incorporated, (Nasdaq: STEN - news), a Minneapolis-based developer, manufacturer and marketer of single-use disposable medical supplies, today announced that on January 22, 2002, it completed the acquisition of substantially all the assets of Surgidyne, Inc. Specific terms of the cash transaction were not disclosed.

Sterion Inc. will manufacture and market the proprietary line of Surgidyne closed wound suction equipment and related disposable supplies which are used by hospitals, surgical centers and clinics worldwide. Sterion will continue to use the Surgidyne brand worldwide for these products. Surgidyne marketing, manufacturing and administration activity will be consolidated into Sterion's facilities in Ham Lake, Minn.

J. David Berkley, President of Sterion said, “The purchase of the Surgidyne product line represents an excellent strategic fit, and expands our business base in markets that we understand well.

“Because we already sell established product lines into the same markets that Surgidyne serves, namely hospital surgery departments, we see opportunities for synergy in our sales and marketing efforts. The Surgidyne product line is recognized for quality and innovation, has well-established manufacturing processes, and is supported by a talented and dedicated employee base. We look forward to capitalizing on the global growth opportunities that this transaction represents,” Berkley said.

Sterion Incorporated develops, assembles, and markets single-use disposable medical supplies and medical and surgical devices. Principal medical products produced and sold by Sterion include silicone Surgical Vessel Loops, silicone and fabric Surgical Clamp Covers, Surgical Instrument Protection Guards, Suture Aid Booties, Sterile Wound Closure supplies, surgical instrument Identification Sheet and Roll tape, surgical instrument Cleaning Brushes and various holders and organizers for surgical instruments used in the operating room. The company's wholly owned subsidiary located in Jacksonville, Texas, manufactures and markets a proprietary line of surgical instrument sterilization containers and related disposable supplies which are used by hospitals, surgical centers, and clinics worldwide.

Sterion's common stock is traded on the Nasdaq SmallCap Market under the symbol “STEN.''  More information about Sterion is available on the company's website at http://www.sterion.com . The name of the company changed from Oxboro Medical Inc. to Sterion Incorporated on January 16, 2002. The company's former trading symbol on the Nasdaq SmallCap Market was “OMED.''

Except for historical information contained herein, the disclosures in this news release are forward-looking statements that could be affected by certain risks and uncertainties, and actual results may differ materially, depending on a variety of factors. These risks are described in the Company's Annual Report on Form 10-KSB for the year ended Sept. 30, 2001, as well as other filings made with the Securities and Exchange Commission.

SOURCE: Sterion Incorporated